First Copy

(Date)

Long Term Incentive Plan 2012 (LTIP 2012) – Tranche 2015 - 2017
Award Letter for Option Rights

Dear Mr/Mrs ....,

On 4 May 2012, the Annual General Meeting of Linde AG has resolved on the implementation of a Long Term Incentive Plan (LTIP 2012). As member of Linde AG's Executive Board we hereby invite you to participate in the LTIP 2012/Tranche (year).

You are offered to participate in Tranche (year) of the LTIP 2012 with

(number) Option Rights

pursuant to the attached Plan Conditions and the conditions of this Award Letter. The Option Rights are deemed to be issued on (Date) for all purposes of the LTIP 2012/Tranche (year). The Plan Conditions together with this Award Letter constitute the binding agreement for your participation in the LTIP 2012/Tranche (year).

1. Acquisition of Self-financed Investment Shares

Precondition for your participation in the LTIP 2012/Tranche (year) is a self-financed investment in (number) non-par value bearer shares in Linde AG (LTIP Self-financed Investment Shares). You are required to acquire the LTIP (year) Self-finance Investment Shares and transfer such shares to the LTIP 2012 Securities Account within four months after the Issue Date, *i.e.* until (date). Alternatively, you may use a portfolio of Linde Shares already held by you unless the respective shares are already locked-up for other purposes or are a precondition for the granting of other forms of remuneration. In this case, the respective number of Linde Shares must be transferred to the LTIP 2012 Securities Account by (date).

(*Tranche 2017:* **Separately you have agreed to tender any and all shares of Linde AG that you hold at a point of time before the last day of the acceptance period of the public Exchange offer, that Linde PLC will make to the shareholders of Linde AG in the context of the exchange offer, whereby your obligation according to the Plan conditions to hold investment shares continues to be valid for the tendered Linde shares and after closing of the exchange offer for the then therefore received shares in Linde PLC. If applicable, in accordance with this you therefore are obliged to tender your LTIP 2017 investment shares (including LTIP 2017 investment shares still to be acquired) in the context of the exchange offer.**)

The LTIP (year) Self-financed Investment Shares shall be locked-up until the expiry of the four years of the Waiting Period, *i.e.* until date) and may not be sold or otherwise transferred, pledged or hedged against price risks in this period. Any and all shareholder rights pertaining to the LTIP (year) Self-financed Investment Shares will also exist during the Waiting Period. Dividend payments on LTIP (year) Self-financed Investment Shares are credited to your clearing account relating to the LTIP 2012 Securities Account; you may dispose of any such credits at any time at your own discretion.

If you do not comply with your obligations with respect to the LTIP (year) Self-financed Investment Shares pursuant to § 2 of the Plan Conditions and separately agreed, any and all of your Option Rights of the respective Tranche shall lapse without replacement or compensation.

When acquiring LTIP (year) Self-financed Investment Shares you must ensure that you do not violate mandatory insider trading restrictions. Please, therefore, do not acquire Self-financed Investment Shares if you have inside information within the meaning of section 7 of the European Union regulation 596/2014 ("MAR" = Market Abuse Regulation), thus, not publicly known precise information, that relates to the Linde AG or Linde shares und that, if it would be publicly known, would influence the share price of Linde AG or derivatives associated therewith significantly. In addition to this, please consider the so called "closed periods". Pursuant to article 19 section 11 MAR a person who discharges managerial responsibilities at an issuer of financial instruments is not permitted, either directly nor indirectly, to conduct transactions on its own account or for third parties in connection with shares or debt instruments of the issuer or derivatives associated therewith or other

Page 2, Award Letter LTIP 2012/Tranche (year) financial instruments associated therewith during a closed period of 30 calendar days prior to the publication of an interim report or an annual report, which the issuer of financial instruments is under an obligation to publish. If you are for this reason not allowed to make the self-financed investment by (date), we will announce an extended period in which the self-financed investment is to be made. Please further note that the acquisition of Linde Shares for purposes of the self-financed investment just like any other acquisition of Linde Shares must be notified to Linde AG as well as to the Bundesanstalt für Finanzdienstleistungsaufsicht (BaFin) within three business days. 2. Additional Provisions complementing the Plan Conditions In addition to the provisions of the Plan Conditions you agree to the following provisions when participating in the LTIP 2012/Tranche (year): The Supervisory Board is, at its sole discretion, entitled to limit the rights granted to you in regard to the Option Leis- tungsbestimmun 315 BGB). 3. Processing of Personal Data Linde AG will collect, store, use and process your personal data as required for the implementation of the LTIP 2012. Personal data in particular include your name, address, bank details and the rights granted to you. Such personal data will also be transmitted to the Option Office (as defined in § 11 of the Plan Conditions) and to other service providers which will process the data for purposes of issue the Option Rights, implement and administer the LTIP 2012 as well as the exercise of Option Rights and granting of Matching Shares. It will be ensured that all service providers will process personal data on instruction of Linde AG only and within the scope specified above. The responsibility for processing of personal data solely lies with Linde AG. If you have any questions regarding the processing of your personal data as well as in regard to any information rights and claims for amendment or deletion of your personal data please contact REQI , Corporate Office of Linde AG, Klosterhofstrasse 1, 80331 Munich, Germany. 4. Participation in the LTIP 2012/Tranche (year) To accept the invitation to participate in the LTIP 2012/Tranche 2017 and to receive the Option Rights on the terms set out in this Award Letter and the attached Plan Conditions, please sign the Participation Form on the attached second copy of this Award Letter and return it to the Corporate Office of Linde AG. The signed Partici- pation Form must be received no later than (date). Please note that if the signed Participation Form is not re- ceived by the Corporate Office of Linde AG in time you will not be granted any Option Rights and you are not entitled to participate in the LTIP 2012/Tranche (year). If you have any questions or need further information please contact (name) (Mail: xy@linde.com, phone: +49 89 35757-xxxx).

Page 3, Award Letter LTIP 2012/Tranche (year) Yours sincerely Linde AG represented by the Supervisory Board Professor Dr Wolfgang Reitzle Chairman of the Supervisory Board Encl. - Plan Conditions for the Option Rights and the Matching Shares of the LTIP 2012/Tranche (year) of Linde AG (binding German version and convenience translation) - Second copy of this Award Letter Participation Form I herewith accept the grant of the Option Rights pursuant to the LTIP 2012 and agree to the Plan Conditions of the LTIP 2012/Tranche (year) as well as to the content of this Award Letter, including the collection and pro- cessing of my personal data as described under 3. above. ________________ _________________________ (Place) (Date) ____________________________________________ (Signature)